                                                    EXHIBIT II

                                                 EXECUTION COPY











            __________________________________________

                    STOCK PURCHASE AGREEMENT

            __________________________________________


                            Between


                         INTERCEL, INC.

                              and

                  SCANA COMMUNICATIONS, INC.


                   Dated as of May 23, 1997






                     TABLES OF CONTENTS


ARTICLE I      DEFINITIONS. . . . . . . . . . . . . . . . . . .  1
     SECTION 1.1  Certain Defined Terms . . . . . . . . . . . .  1

ARTICLE II     PURCHASE AND SALE . . . .  . . . . . . . . . . .  7
     SECTION 2.1    Purchase and Sale of the Shares . . . . . .  7
     SECTION 2.2    Purchase Price. . . . . . . . . . . . . . .  7
     SECTION 2.3    Closing . . . . . . . . . . . . . . . . . .  7
     SECTION 2.4    Escrow. . . . . . . . . . . . . . . . . . .  7
     SECTION 2.5    Closing Deliveries by the Seller. . . . . .  8
     SECTION 2.6    Closing Deliveries by the Purchaser . . . .  8
     SECTION 2.7    Closing Deliveries by the Escrow Agent. . .  8

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE SELLER . .  8
     SECTION 3.1    Organization, Authority and
                    Qualification of the Seller . . . . . . . .  8
     SECTION 3.2    Capitalization of the Seller. . . . . . . .  9
     SECTION 3.3    Subsidiaries. . . . . . . . . . . . . . . .  9
     SECTION 3.4    No Conflict . . . . . . . . . . . . . . . .  9
     SECTION 3.5    Governmental Consents and Approvals . . . . 10
     SECTION 3.6    Seller SEC Documents: Financial Statements. 10
     SECTION 3.7    No Undisclosed Liabilities. . . . . . . . . 11
     SECTION 3.8    Conduct in the Ordinary Course: Absence
                    of Certain Changes, Events and Conditions . 11
     SECTION 3.9    Litigation. . . . . . . . . . . . . . . . . 11
     SECTION 3.10   Compliance with Laws. . . . . . . . . . . . 12
     SECTION 3.11   Full Disclosure . . . . . . . . . . . . . . 12
     SECTION 3.13   Private Placement . . . . . . . . . . . . . 12
     SECTION 3.14   FCC Regulations . . . . . . . . . . . . . . 12
     SECTION 3.15   Brokers . . . . . . . . . . . . . . . . . . 12

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. 12
     SECTION 4.1    Organization and Authority of the
                    Purchaser . . . . . . . . . . . . . . . . . 12
     SECTION 4.2    No Conflict . . . . . . . . . . . . . . . . 13
     SECTION 4.3    Governmental Consents and Approvals . . . . 13
     SECTION 4.4    Litigation  . . . . . . . . . . . . . . . . 13
     SECTION 4.5    Investment Purpose. . . . . . . . . . . . . 13
     SECTION 4.6    Accredited Investor . . . . . . . . . . . . 14
     SECTION 4.7    Brokers . . . . . . . . . . . . . . . . . . 14

ARTICLE V    ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . 14
     SECTION 5.1    Filing of Certificate of Designation. . . . 14
     SECTION 5.2    Treatment of Shares as Equity . . . . . . . 14
     SECTION 5.3    Regulatory and Other Authorizations:
                    Notices and Consents. . . . . . . . . . . . 14





1
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     SECTION 5.4    Notice of Developments. . . . . . . . . . . 15
     SECTION 5.5    Registration Rights . . . . . . . . . . . . 15
     SECTION 5.6    Resale Restrictions . . . . . . . . . . . . 15
     SECTION 5.7    Registration of Shares. . . . . . . . . . . 15
     SECTION 5.9    Certain Information . . . . . . . . . . . . 16
     SECTION 5.10   Conduct of Business of the Seller . . . . . 16
     SECTION 5.11   Further Action  . . . . . . . . . . . . . . 16

ARTICLE VI    CONDITIONS TO CLOSING . . . . . . . . . . . . . . 17
     SECTION 6.1    Conditions to Obligations of the Seller . . 17
     SECTION 6.2    Conditions to Obligations of the Purchaser. 18

ARTICLE VII   INDEMNIFICATION . . . . . . . . . . . . . . . . . 19
     SECTION 7.1    Survival of Representations and Warranties. 19
     SECTION 7.2    Indemnification . . . . . . . . . . . . . . 20
     SECTION 7.3    Limits on Indemnification . . . . . . . . . 22

ARTICLE VIII  TERMINATION AND WAIVER. . . . . . . . . . . . . . 22
     SECTION 8.1    Termination . . . . . . . . . . . . . . . . 22
     SECTION 8.2    Effect of Termination . . . . . . . . . . . 23
     SECTION 8.3    Waiver. . . . . . . . . . . . . . . . . . . 23

ARTICLE IX    GENERAL PROVISIONS. . . . . . . . . . . . . . . . 23
     SECTION 9.1    Expenses. . . . . . . . . . . . . . . . . . 23
     SECTION 9.2    Notices . . . . . . . . . . . . . . . . . . 23
     SECTION 9.3    Public Announcements. . . . . . . . . . . . 24
     SECTION 9.4    Headings. . . . . . . . . . . . . . . . . . 25
     SECTION 9.5    Severability. . . . . . . . . . . . . . . . 25
     SECTION 9.6    Entire Agreement. . . . . . . . . . . . . . 25
     SECTION 9.7    Assignment. . . . . . . . . . . . . . . . . 25
     SECTION 9.8    No Third Party Beneficiaries. . . . . . . . 25
     SECTION 9.9    Amendment . . . . . . . . . . . . . . . . . 25
     SECTION 9.10   Governing Law . . . . . . . . . . . . . . . 25
     SECTION 9.11   Counterparts. . . . . . . . . . . . . . . . 25
     SECTION 9.12   Specific Performance. . . . . . . . . . . . 26

EXHIBITS
     EXHIBIT 2.4    Form of Escrow Agreement

ANNEXES
     ANNEX I. . . . . . . . . . . . . . . . . . . . . . . . . . I-1
     ANNEX II . . . . . . . . . . . . . . . . . . . . . . . . . II-1
     ANNEX III. . . . . . . . . . . . . . . . . . . . . . . . . III-1
     ANNEX IV . . . . . . . . . . . . . . . . . . . . . . . . . IV-1








2

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     THIS STOCK PURCHASE AGREEMENT, dated as of May 23, 1997, is entered into between INTERCEL, INC., a Delaware corporation (the
"Seller"), and SCANA COMMUNICATIONS, INC., a South Carolina corporation (the "Purchaser").


                      W I T N E S S E T H:

     WHEREAS, the Seller wishes to issue and to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, 50,000 shares (the "Shares") of a new series of convertible preferred stock of the Seller designated Series D Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the terms of the Preferred Stock are set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on March 13, 1997, a copy of which is attached as Annex I hereto, as amended or to be amended as set forth in Annex IV.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                         ARTICLE I

                        DEFINITIONS

     SECTION 1.1    Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings:

     "Acquisition Documents" has the meaning specified in Section
7.1.

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental
Authority.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of May __, 1997, between the Seller and the Purchaser (including the Annexes hereto, the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.9.

     "Approvals" has the meaning specified in Section 3.5.

     "Assets" means the properties, assets (including, without limitation, Licenses) and contract rights used or intended to be used in the conduct of Business or otherwise owned, leased or used by the Seller or any Subsidiary or, with respect to contract rights, to which the Seller or any Subsidiary is a party or is bound.

     "Beneficially Own" with respect to any securities and "Beneficial Ownership" mean having beneficial ownership as determined pursuant to Rule 13d-3 under the Exchange Act including having beneficial ownership pursuant to any agreement, arrangement or understanding, whether or not in writing.

     "Business" means the business of the Seller and the Subsidiaries as currently conducted and contemplated as of the date hereof by the Seller to be conducted (as described in the Debt Offering Memorandum or contemplated by this Agreement); provided, however, that the Business of Seller shall not be deemed to include or refer to the business of providing cellular telephone and related services as formerly conducted by Unity Cellular Systems, Inc., a Maine corporation and a subsidiary of the Seller, and Northern Maine Cellular Partnership, a Maine general partnership and a former majority-owned subsidiary of Unity Cellular Systems, Inc.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Certificate of Designation" means the Certificate of Designation for the Preferred Stock as filed with the Secretary of State of the State of Delaware on March 13, 1997 and attached hereto as Annex I, as amended or to be amended as set forth in Annex IV hereto.

     "Closing" has the meaning specified in Section 2.3.

     "Closing Date" has the meaning specified in Section 2.3.

     "Commission" means the United States Securities and Exchange
Commission.

     "Common Stock" means the common stock, par value $0.01 per share, of the Seller.

     "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
4

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     "Current Market Value" means, as of a particular date, the average of the closing high bid and low asked prices per share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or such other exchange or inter-dealer quotation system on which the Common Stock is then principally traded or authorized to be quoted.

     "Debt Offering Memorandum" means the draft (as of May 20,
1997) of the Confidential Offering Memorandum (subject to completion, revision and amendment pursuant to the agreement of the Seller and the placement agents thereunder) relating to the proposed issuance by the Seller of High Yield Debt instruments for aggregate gross proceeds of not less than $100 million.

     "Disclosed by Seller" with respect to information concerning any event, fact or circumstance, includes information contained in the Seller's SEC Reports, annual and other reports furnished by Seller to its stockholders as a group, and press releases of the Seller disseminated to (i) the Dow Jones News Service, or (ii) the National Association of Securities Dealers, Inc. Automated Quotation System or other national securities exchange ("Press Releases"), as well as information disclosed directly to Purchaser by Seller in this Agreement, the Debt Offering Memorandum, the 1996 Financial Statements, the 1997 Financial Statements or in writing and attached hereto or delivered pursuant to Section 6.2 hereof. For as long as Purchaser has a representative on the Seller's Board of Directors, "Disclosed by Seller" shall also mean written information and materials which are disclosed or distributed to the Seller's Board of Directors or written evidence of the meetings of the Board of Directors and committees thereof (such as minutes, resolutions and written consents). The Press Releases issued by Seller since September 30, 1996 are attached hereto in the Disclosure Schedule.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which is (i) maintained by, or for employees of, the Seller, any of its Subsidiaries or any ERISA Affiliate or (ii) has at any time within the preceding six years been maintained by, or for the employee of, the Seller, any of its Subsidiaries or any current or former ERISA Affiliate.

     "Encumbrance" means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.


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     "Environmental Actions" means any complaint, summons,
citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from or to any Governmental Authority, or any other Person involving or alleging violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of the Seller or any of its Subsidiaries (or its or their corporate predecessors); (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Seller or any of its Subsidiaries (or its or their corporate predecessors).

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq;, as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., and any other Governmental Authority's laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct or emission for protection or safety of the environment or concerning public or occupational health.

     "ERISA" means the federal Employee Retirement Income Security Act of 1974, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

     "ERISA Affiliate," as applied to the Seller or any of its Subsidiaries, means any Person who is a member of a group which is under common control with the Seller or any of its Subsidiaries, or who together with the Seller or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended.

     "Escrow Agent" has the meaning specified in the Escrow
Agreement.

     "Escrow Agreement" has the meaning specified in Section 2.4.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     "Executive Officer" has the meaning set forth in Rule 405 of Regulation C adopted by the Commission under the Securities Act without regard to whether any party to this Agreement is a registrant as used in Rule 405.

     "FCC" means the United States Federal Communications
Commission.

     "FCC Licenses" means all licenses granted by the FCC to the Seller for and related to the provisions of personal communications services and cellular services in connection with the Seller's
Business.

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    "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body or other tribunal.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Hazardous Materials" means (a) any element, compound, chemical or other material (in whatever form or state) that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under any Environmental Law; (b) petroleum and its refined products and by-products; (c) polychlorinated biphenyls;
(d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials and materials otherwise damaging to the environment; and (e) any raw materials, building components, including but not limited to asbestos-containing materials, and manufactured products containing any of the materials or substances described in (a) through (d).

     "High Yield Debt" means the issue of high yield debt instruments proposed to be sold by the Seller pursuant to the Debt Offering Memorandum.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IRS" means the Internal Revenue Service or any successor thereto.

     "Knowledge" of a party with respect to such party's representation or warranty concerning any event, fact or circumstance means the current actual knowledge of that party's Executive Officers of information which, after reasonable consideration by such Executive Officers, would be recognized by reasonable persons of similar experience in such positions as relevant to the representation or warranty qualified by the words "to the knowledge" of a party, "known to" a party or a similar phrase. Knowledge does not include information not within such current actual knowledge that might be revealed if the party's files were searched or if any other investigation were made.

     "Law" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, including, without limitation, any requirement or rule of law of the FCC.



7


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     "Liabilities" means any and all debts, liabilities and
obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Licenses" means all FCC Licenses and all other licenses, permits (including construction permits), consents, approvals and other authority issued by any Governmental Authority in connection with the legal and proper operation of the Seller's Business.

     "Loss" has the meaning specified in Section 7.2.

     "Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Seller or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Seller or any
Subsidiary: (a) is, or would reasonably be expected to be, materially adverse to the Business, operations, Assets or Liabilities, prospects, results of operations or financial condition of the Seller and the Subsidiaries, taken as a whole, or
(b) would reasonably be expected to materially adversely affect the ability of the Seller and the Subsidiaries to operate or conduct the Business in the manner in which it is currently operated or conducted or contemplated to be operated or conducted by the Seller and the Subsidiaries.

     "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Exchange Act.

     "Preferred Stock" has the meaning specified in the recitals to this Agreement.

     "Purchase Price" has the meaning specified in Section 2.2.

     "Purchaser" has the meaning specified in the preamble to this Agreement.

     "Reference Balance Sheet" means the unaudited consolidated balance sheet (including the related notes and schedules thereto) of the Seller, dated as of March 31, 1997, a copy of which the Seller has provided to the Purchaser prior to the execution of this Agreement.

     "Reference Balance Sheet Date" means March 31, 1997.

     "Related Agreements" has the meaning specified in Annex III attached hereto.



8



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     "Release" means any spilling, leaking, pumping, emitting,
emptying, discharging, injecting, escaping, leaching, dumping, or disposing (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) of Hazardous Materials into the environment.

     "Sale" has the meaning specified in Section 5.9(b).

     "SEC Reports" has the meaning specified in Section 3.6(a).

     "Securities Act" means the United States Securities Act of
1933, as amended.

     "Seller" has the meaning specified in the preamble to this Agreement.

     "Series C Preferred Stock Purchase Agreement" means that certain Stock Purchase Agreement of even date herewith between the Seller and The Huff Alternative Income Fund, L.P., a Delaware limited partnership, as purchaser thereunder, with respect to the sale and purchase of 50,000 shares of Seller's Series C Preferred Stock ("Series C Preferred Stock"), together with all attachments, annexes and exhibits thereto, all documents and agreements executed in connection therewith, and all amendments, supplements and modifications thereof.

     "Shares" has the meaning specified in the recitals to this Agreement.

     "Subsidiaries" means any and all Persons controlled by the Seller directly or indirectly through one or more intermediaries; provided, however, that the term "Subsidiaries" shall not include either Unity Cellular Systems, Inc. or Northern Maine Cellular Partnership.

     "Tax" or "Taxes" means any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

     "Third Party Claims" has the meaning specified in Section
7.2(b).

     "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.



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     "1996 Financial Statements" means the audited annual
consolidated financial statements and the notes and schedules thereto for the year ended December 31, 1996.

     "1997 Financial Statements" has the meaning specified in
Section 3.2(b).

                        ARTICLE II

                     PURCHASE AND SALE

     SECTION 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

     SECTION 2.2 Purchase Price. The aggregate purchase price for the Shares shall be $22,500,000.00 (the "Purchase Price"), representing a purchase price of $450.00 per Share.

     SECTION 2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the issuance, sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at 10:00 A.M. local time on a date and at a location mutually agreed to by the parties upon the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). The parties agree that the Closing Date shall be the date on which pricing of the offering of the High Yield Debt is scheduled to occur between the Seller and the lead placement agent under the Debt Offering Memorandum, which date is currently contemplated to be on or about June 4, 1997. The Seller agrees to provide the Purchaser notice of any change in the date on which such pricing is scheduled to occur as soon as reasonably practicable after such new pricing date is established and, in any event, at least two (2) days prior to such new pricing date.

     SECTION 2.4 Escrow. On or before the Closing Date, the Seller, the Purchaser and the Escrow Agent shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of
Exhibit 2.4 (the "Escrow Agreement"). In accordance with the terms of the Escrow Agreement, on or before the Closing Date, the Purchaser shall deposit with the Escrow Agent the Purchase Price, to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement, and the Seller shall deposit with the Escrow Agent a stock certificate(s) evidencing the Shares, to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.



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     SECTION 2.5   Closing Deliveries by the Seller.  At the
Closing, the Seller shall deliver or cause to be delivered to the Purchaser the opinions, certificates and other documents required to be delivered pursuant to Section 6.2, and to the Escrow Agent, stock certificate(s) evidencing the Shares duly registered in the name of the Purchaser.

     SECTION 2.6 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the opinions, certificates and other documents required to be delivered pursuant to Section 6.1, and shall deliver the Purchase Price monies to the Escrow Agent in accordance with the Escrow Agreement.

     SECTION 2.7 Closing Deliveries by the Escrow Agent. At or before the Closing, the Escrow Agent shall accept and hold the Purchase Price monies and stock certificate(s) evidencing the Shares pursuant thereto.

                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as set forth in Annex III hereto (which is incorporated herein by reference) and as follows:

     SECTION 3.1 Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to conduct its Business, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such licensing or qualification necessary, except as would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Escrow Agreement by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Preferred Stock in accordance with the terms of this Agreement and the Certificate of Designation, have been duly authorized by all requisite action on the part of the Seller. This Agreement and the Escrow Agreement have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.



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     SECTION 3.2   Capitalization of the Seller.  1.  The
authorized capital stock of the Seller consists of 55,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share. As of May 20, 1997, (i) 26,865,099 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 200,000 shares of preferred stock are issued and outstanding (not including the Preferred Stock and the Series C Preferred Stock). None of the issued and outstanding shares of Common Stock or preferred stock was issued in violation of any preemptive rights. Except as disclosed in Schedule 3.2 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character to which the Seller is a party relating to the issuance or sale of capital stock of the Seller or obligating the Seller to issue or sell any shares of capital stock of, or any other equity interest in, the Seller or its Subsidiaries. Except as disclosed in Schedule 3.2 of the Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of Common Stock or shares of capital stock of its Subsidiaries. Upon issuance of the Shares to the Purchaser at the Closing and payment therefor pursuant to this Agreement and the Certificate of Designation, the Shares will be validly issued, fully paid and nonassessable and free of preemptive rights. By the Closing Date, the shares of Common Stock issuable upon conversion of the Shares will be duly authorized and reserved for issuance upon such conversion and, upon issuance of such shares in accordance with the Certificate of Designation, will be validly issued, fully paid and nonassessable and free of preemptive rights. Upon consummation of the transactions contemplated by this Agreement, including the issuance of the Shares, registration of the Shares in the name of the Purchaser in the stock records of the Seller and delivery of the Shares as provided in the Escrow Agreement, the Purchaser will own the Shares free and clear of all Encumbrances, other than Encumbrances resulting from any action, or failure to take action, by the Purchaser.

              (b) The outstanding indebtedness of Seller as of March 31, 1997 is accurately reflected (subject to normal and recurring adjustments and other revisions which were not and are not known or reasonably expected to be material in amount) in the Seller's balance sheet at March 31, 1997 contained in the Seller's unaudited quarterly consolidated financial statements and the notes and schedules thereto for the quarter ended March 31, 1997 (the "1997 Financial Statements").

     SECTION 3.3 Subsidiaries. Each Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where the failure to be so duly licensed or qualified would not have a Material Adverse Effect. Each Subsidiary is wholly owned, directly or indirectly, by the Seller.

     SECTION 3.4 No Conflict. Assuming that all Approvals described in Section 3.5 have been obtained and all filings and notifications listed in Schedule 3.5 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the Escrow Agreement by the Seller, and the issuance of the Shares and the performance of the Seller's obligations in accordance with the Certificate of Designation, do not and will not, as of the Closing Date: (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller or any Subsidiary; (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller, any Subsidiary or any of their respective assets, properties or businesses; or (iii) except as set forth in Schedule 3.4(iii) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Seller or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.

    SECTION 3.5 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Escrow Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority (collectively, the "Approvals"), except: (i) as described in
Schedule 3.5 of the Disclosure Schedule; (ii) as may be required pursuant to the notification requirements of the HSR Act; (iii) the filing with the Secretary of State of the State of Delaware of the Amendment to the Certificate of Designation contemplated by Section 5.1; and (iv) any filings required to effect any registration pursuant to Section 5.5. Subject to the foregoing exceptions, the Seller shall obtain the foregoing Approvals on or before the Closing Date.

     SECTION 3.6    Seller SEC Documents: Financial Statements.
(a) The Seller has filed all forms, reports and documents required to be filed by it with the Commission, and has heretofore made available to the Purchaser, in the form filed with the Commission (excluding any exhibits thereto), (A) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1995, (B) its

Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996, September 30, 1996 and March 31, 1997, (C) all
proxy statements relating to the Seller's meetings of stockholders (whether annual or special) held since December 31, 1995, (D) the Seller's Prospectus dated April 16, 1996 and the related Registration Statement on Form S-1 with respect to the offering by Seller of certain debt obligations which mature in 2006, and (E) its Current Reports on Form 8-K dated after December 31, 1995 (the forms, reports and other documents referred to in clauses (A), (B),
(C), (D) and (E) above being referred to herein, collectively, as the "SEC Reports").
           (b) Except as set forth on Schedule 3.6 of the Disclosure Schedule, the SEC Reports and any other forms, reports and other documents filed by the Seller with the Commission as of the date of this Agreement: (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder; and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

           (c) The financial statements (including, in each case, any notes thereto) contained in the SEC Reports were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of the Seller and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not known or reasonably expected, individually or in the aggregate, to be material in amount).

           (d) Since March 31, 1997 there has not been any change, occurrence or circumstance in the Business, results of operations or financial condition of the Seller or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, other than changes, occurrences and circumstances referred to in any subsequently filed SEC Reports or otherwise Disclosed by Seller.

     SECTION 3.7 No Undisclosed Liabilities. There are no Liabilities of the Seller or any Subsidiary, other than
Liabilities: (i) disclosed in Schedule 3.7 of the Disclosure Schedule; (ii) reflected in the SEC Reports, the 1996 Financial Statements or the 1997 Financial Statements or otherwise Disclosed by Seller; (iii) not required to be reflected in a consolidated balance sheet of the Seller and its Subsidiaries or in the notes thereto prepared in accordance with U.S. GAAP; or (iv) incurred since the Reference Balance Sheet Date in the ordinary course of business and which do not have a Material Adverse Effect.

     SECTION 3.8 Conduct in the Ordinary Course: Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as Disclosed by Seller in any subsequently filed SEC Reports or Press Releases, as reflected in the 1996 Financial Statements, the 1997 Financial Statements or as contemplated by this Agreement, the Business of the Seller and the Subsidiaries has been conducted in the ordinary course and the Seller has not suffered any Material Adverse Effect.
     SECTION 3.9 Litigation. Except as set forth in the SEC Reports, as reflected in the 1996 Financial Statements or the 1997 Financial Statements, as disclosed in Schedule 3.9 of the Disclosure Schedule or otherwise Disclosed by Seller, there are no Actions by or against the Seller or any Subsidiary (or by or against any Affiliate thereof and relating to the Business, the Seller or any Subsidiary), or affecting any of the Assets, pending before any Governmental Authority (or, to the knowledge of the Seller, threatened to be brought by or before any Governmental Authority) that has, has had or could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby. None of the Seller, the Subsidiaries nor any of the Assets is subject to any Governmental Order (nor, to the knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has, has had or could have a Material Adverse Effect.

     SECTION 3.10 Compliance with Laws. The Seller and the Subsidiaries have each conducted and continue to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Seller or any Subsidiary or any of the Assets or the Business, and neither the Seller nor any Subsidiary is in material violation of any such Law or Governmental Order.

    SECTION 3.11 Full Disclosure. The Seller is not aware of any facts pertaining to the Seller, any Subsidiary or the Business which could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule, the SEC Reports or otherwise Disclosed by Seller.

    SECTION 3.12 Delivery of Certain Documents. The Seller has delivered to the Purchaser a true and complete copy of the 1996 Financial Statements and the 1997 Financial Statements, and the most recent drafts of the Debt Offering Memorandum and all Related Agreements.

    SECTION 3.13 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser contained in Sections 4.5 and 4.6, the offer and sale of the Shares to the Purchaser pursuant to this Agreement is exempt from registration under the Securities Act.

    SECTION 3.14 FCC Regulations. After giving effect to the issuance of Shares to the Purchaser, the ownership of capital stock of the Seller by aliens or their representatives or by a foreign government or representative thereof or by any corporation organized under the laws of a foreign country does not exceed the limitations set forth in rules and regulations of the FCC.

    SECTION 3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

                         ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

     SECTION 4.1   Organization and Authority of the Purchaser.
The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has all necessary corporate power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement and the Escrow Agreement have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

     SECTION 4.2 No Conflict. Except as disclosed by the Purchaser to the Seller in writing prior to Closing, assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, and except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement and the Escrow Agreement by the Purchaser do not and will not, as of the date hereof and as of the Closing Date: (i) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws of the Purchaser; (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser; or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time; or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected, which in any such case would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or the Escrow Agreement.

     SECTION 4.3 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Escrow Agreement by the Purchaser do not and will not require any Approvals, except pursuant to the notification requirements of the HSR Act and the filing requirements of Sections 13 and 16(a) of the Exchange Act. The Purchaser shall obtain or comply with such Approval requirements in a timely manner.

     SECTION 4.4 Litigation. There are no Actions by or against the Purchaser, pending before any Governmental Authority (or, to the knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority) that could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby. The Purchaser is not subject to any Governmental Order (nor, to the knowledge of the Purchaser, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), which could reasonably be expected to materially adversely affect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

     SECTION 4.5 Investment Purpose. The Purchaser is acquiring the Shares and the shares of Common Stock to be issued upon conversion for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

     SECTION 4.6   Accredited Investor.  The Purchaser is an
"accredited investor" within the meaning of Rule 501 under the Securities Act.

     SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                           ARTICLE V
                     ADDITIONAL AGREEMENTS

     SECTION 5.1 Filing of Certificate of Designation. The Seller covenants and agrees that at or prior to the Closing, the Seller will file the Amendment to the Certificate of Designation, a copy of which is attached as Annex IV hereto, with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law and cause the Certificate of Designation, as amended, to be effective thereunder.

     SECTION 5.2 Treatment of Shares as Equity. The Seller covenants and agrees that it will treat the Shares as equity, and not as debt, for accounting and tax purposes and further covenants and agrees that it will not take any action or position that is inconsistent with such treatment.

     SECTION 5.3 Regulatory and Other Authorizations: Notices and Consents. (a) The Seller and the Purchaser shall use all reasonable efforts to obtain all Approvals of all Governmental Authorities that may be or become necessary for each of them to obtain for their execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the Escrow Agreement. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act, if required, with respect to the conversion of the Shares at such times as the Purchaser may request and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

              (b) The Seller shall or shall cause the Subsidiaries to give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents as are necessary in connection with the transactions contemplated by this Agreement.

              (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole and absolute discretion may deem adverse to the interests of the Purchaser.

     SECTION 5.4 Notice of Developments. 2. Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of: (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect; and (ii) all other developments material to the Seller and the Subsidiaries, taken as a whole, affecting the Assets, Liabilities, business, financial condition, operations, results of operations or prospects of the Seller, any Subsidiary or the Business.

           (b) Prior to the Closing, the Purchaser shall promptly notify the Seller in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect in any respect.

       SECTION 5.5   Registration Rights.  Effective at the
Closing, the Purchaser and the Seller shall each have the rights and obligations set forth in Annex II, which is incorporated by reference herein.

       SECTION 5.6 Resale Restrictions. (a) The Purchaser acknowledges that the Shares and the shares of Common Stock into which the Shares are convertible have not been registered under the Securities Act or any state securities law, and hereby agrees not to offer, sell or otherwise transfer, pledge or hypothecate such shares unless and until registered under the Securities Act and any applicable state securities law or unless such offer, sale, transfer, pledge or hypothecation is exempt from registration or is otherwise in compliance with the Securities Act and such laws.

               (b) During the period ending one year after the Closing Date, the Purchaser shall not, without the prior written consent of the Seller: (i) offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, any Shares or any shares of Common Stock into which any of such Shares may be converted; or (ii) enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Shares or any shares of Common Stock into which such Shares may be converted, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise, other than a pledge, grant of security interest or other encumbrance effected in a bona fide transaction with an unrelated and unaffiliated pledgee; provided, however, that the Purchaser may at any time enter into any such transaction described in clause (i) or
(ii) above with an Affiliate of the Purchaser.

       SECTION 5.7 Registration of Shares. The Seller shall, upon issuance of the Shares and prior to the delivery of stock certificates evidencing the Shares pursuant to Section 2.5, register the Shares in the name of the Purchaser in the stock records of the Seller.

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


       SECTION 5.8 Delivery of Certain Documents. The Seller shall deliver to the Purchaser true and correct copies of this Agreement and the Related Agreements, the Escrow Agreement and all exhibits, schedules, annexes and agreements related hereto and thereto, as soon as practicable following the execution and delivery hereof by the parties hereto and thereto.

       SECTION 5.9 Certain Information. (a) For a period of at least two years from the date of this Agreement, the Seller shall file all reports and other information required to be filed by
Section 13 or 15(d) under the Exchange Act, as the case may be, as shall be necessary in order that the conditions to the availability of Rule 144 (as amended or to be amended) under the Securities Act in connection with any Sale of shares of Common Stock by the Purchaser shall be met. For so long as the Seller is required to file reports and other information pursuant to Section 13 or 15(d) of the Exchange Act and this Section 5.9(a), unless the Purchaser no longer holds any Shares or shares of Common Stock, the Seller shall provide the Purchaser with a paper copy of each such report and other information at or about the same time as filed with the Commission.

            (b) For purposes of this Agreement, "Sale" means any sale, assignment, transfer, distribution or other disposition of shares of Common Stock or of a participation therein, whether voluntarily or by operation of law.

          SECTION 5.10 Conduct of Business of the Seller. Prior to the Closing, the Seller agrees (except to the extent that the Purchaser shall otherwise consent in writing) as follows:

           (a) Dividends: Changes in Stock. The Seller shall not take or permit to be taken any action that would result in an adjustment to the Conversion Price (as defined in the Certificate of Designation) pursuant to Section (7)(d) of the Certificate of Designation if the Shares were issued and outstanding at the time of such action.

           (b) Certain Matters. The Seller shall not take or permit to be taken any action in respect of which holders of Shares would be entitled to vote pursuant to Section (9) of the Certificate of Designation if the Shares were outstanding at the time of such action.

     SECTION 5.11 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                        ARTICLE VI

                   CONDITIONS TO CLOSING

     SECTION 6.1 Conditions to Obligations of the Seller. The obligations of the Seller to execute this Agreement and perform its obligations hereunder shall be subject to the satisfaction (or waiver by the Seller, at its sole discretion), at or prior to the Closing, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.1(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

          (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.1(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action;

          (c) Resolutions of the Purchaser. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization, if required by law, of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (d) Incumbency Certificate of the Purchaser. The Seller shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

          (e) Legal Opinion. The Seller shall have received from McNair Law Firm, P.A., counsel to the Purchaser, a legal opinion, addressed to the Seller and dated the Closing Date, the form and substance of which shall be substantially as set forth in Exhibit 6.1(e) attached hereto, as to: (i) the due authorization, execution and delivery by the Purchaser of this Agreement and the Escrow Agreement; and (ii) the enforceability against the Purchaser of this Agreement and the Escrow Agreement (assuming New York law is identical in all respects to South Carolina law);

          (f) Consents and Approvals. The Seller shall have received (or received evidence of), each in form and substance reasonably satisfactory to the Seller, all Approvals and all third party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement which the Purchaser has the obligation to obtain; and

          (g) Closing of Related Transactions. Closing of the transactions contemplated by the Series C Stock Purchase Agreement shall have occurred or shall occur simultaneously with the Closing.

        SECTION 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to execute this Agreement and perform its obligations hereunder shall be subject to the satisfaction (or waiver by the Purchaser, at its sole discretion), at or prior to the Closing, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement (including those set forth in Annex III hereto) shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof.

          (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse

Effect; provided, however, that the provisions of this Section
6.2(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

          (c) Resolutions of the Seller. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller and, to the extent that such authorization is necessary, the shareholders of the Seller evidencing their authorization of the execution and delivery of this Agreement, the issuance and terms of the Shares including, without limitation, the convertibility thereof into shares of Common Stock, and the consummation of the transactions contemplated hereby;

          (d)   Incumbency Certificate of the Seller.  The
Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

          (e) Legal Opinion. The Purchaser shall have received from Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Seller, a legal opinion, addressed to the Purchaser and dated the Closing Date, the form and substance of which shall be substantially as set forth in Exhibit 6.2(e) attached hereto, as to: (i) the due authorization by all necessary corporate action, execution and delivery by the Seller of this Agreement and the Escrow Agreement; (ii) the enforceability against the Seller of this Agreement and the Escrow Agreement; (iii) the validity of the Shares and the due authorization of the shares of Common Stock into which the Shares may be converted; and (iv) the good standing of the Seller and each Subsidiary under the laws of their respective State(s) of incorporation or organization, and related matters;

          (f) FCC Opinion. The Purchaser shall have received from Kurtis & Associates, L.P., special counsel to the Seller, a legal opinion, addressed to the Purchaser and dated the Closing Date, the form and substance of which shall be substantially as set forth in Exhibit 6.2(f) attached hereto, as to certain matters relating to the FCC Licenses.

          (g) Consents and Approvals. The Purchaser shall have received (or received evidence of), each in form and substance reasonably satisfactory to the Purchaser, all Approvals and all third party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement which the Seller has the obligation to obtain;

          (h) Closing of Related Transactions. Closing of the transactions contemplated by the Series C Stock Purchase Agreement shall have occurred or shall occur simultaneously with the Closing;

          (i) Organizational Documents. The Purchaser shall have received a copy of: (i) the certificate of incorporation, as amended, of the Seller, and the Certificates of Designations, as amended, with respect to the Preferred Stock and the Series C Preferred Stock, certified by the Secretary of State of the State of Delaware, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation since such date; and (ii) the by-laws of the Seller, certified by the Secretary or Assistant Secretary of the Seller;

          (j) Good Standing. The Purchaser shall have received a good standing certificate for the Seller from the Secretary of State of the State of Delaware, dated as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a bring-down certificate of the Secretary or Assistant Secretary of the Seller dated within twenty-four hours of the Closing Date; and

          (k) No Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

                           ARTICLE VII

                        INDEMNIFICATION

     SECTION 7.1 Survival of Representations and Warranties. (a) The representations and warranties of the Seller to Purchaser contained in this Agreement (including Annex III hereto) and in the Exhibits to this Agreement and the Disclosure Schedule (collectively, the "Acquisition Documents"), shall survive the Closing until the later of the second anniversary of the Closing Date or the conversion of the Preferred Stock into Common Stock. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

          (b) The representations and warranties of the Purchaser contained in the Acquisition Documents shall survive the Closing until the later of the second anniversary of the Closing Date or the conversion of the Preferred Stock into Common Stock. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     SECTION 7.2   Indemnification.  3.a.   The Purchaser, its
successors and assigns, and the stockholders, officers, directors, employees, Affiliates and agents of the Purchaser and its successors and assigns shall be indemnified and held harmless by the Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

               (A) the breach of any representation or warranty made by the Seller contained in the Acquisition Documents; or

               (B) the breach of any covenant or agreement by the Seller contained in the Acquisition Documents.

          (ii) The Seller, its successors and assigns, and the stockholders, officers, directors, employees, Affiliates and agents of the Seller and its successors and assigns shall be indemnified and held harmless by the Purchaser for any and all Losses actually suffered or incurred by them, arising out of or resulting from:

               (A) the breach of any representation or warranty made by the Purchaser in the Acquisition Documents; or

               (B) the breach of any covenant or agreement by the Purchaser contained in the Acquisition Documents.

To the extent that the Seller's or the Purchaser's undertakings set forth in this Section 7.2 may be unenforceable, the Seller or the Purchaser, as the case may be, shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser or the Seller, as the case may be.

         (b) An indemnified party shall give the party from whom indemnification is sought notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article VII except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article VII. The obligations and Liabilities of an indemnifying party under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: If an indemnified party shall receive notice of any Third Party Claim, the indemnified party shall give the indemnifying party notice of such Third Party Claim within 30 days of the receipt by the indemnified party of such notice; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article VII except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article VII. If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the indemnified party within five days of the receipt of such notice from the indemnified party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel, in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. In the event the indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to the indemnified party, at the indemnifying party's expense, all such witnesses, pertinent records, materials and information in the indemnifying party's possession or under the indemnifying party's control relating thereto as is reasonably required by the indemnified party. No such Third Party Claim may be settled by the indemnifying party or the indemnified party without the prior written consent of the other.

     SECTION A.    Limits on Indemnification.  Notwithstanding
anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from an indemnifying party arising out of or resulting from the causes enumerated in Section 7.2 shall be an amount equal to the Purchase Price. The provisions of this Article VII shall survive the Closing and any termination of this Agreement.

                         ARTICLE VIII

                    TERMINATION AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated as follows:

           (a) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect; (ii) any representation or warranty of the Seller contained in this Agreement shall not have been true and correct in all material respects when made or as of the Closing Date; (iii) the Seller shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or (iv) the Seller or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or
           (b) by the Seller if, between the date hereof and the time scheduled for the Closing: a. any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct in all material respects when made or as of the Closing Date; b. the Purchaser shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or c. the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

           (c) by the Purchaser if the closing of the offering of debt contemplated by the Debt Offering Memorandum and the receipt by Seller of a minimum of $100 million in gross proceeds therefrom shall not have occurred on or prior to June 30, 1997; provided, however, that the Purchaser must notify the Seller in writing within five Business Days of notice from the Seller of the failure of such closing contemplated by the Debt Offering Memorandum to occur of Purchaser's election to proceed (in which case, Purchaser agrees to waive any conditions to Closing and breaking escrow which are not then met due to the failure of such closing under the Debt Offering Memorandum) or to terminate this Agreement or else this Agreement automatically shall be deemed to be terminated; or

           (d) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

           (e) by the mutual written consent of the Seller and the Purchaser.

     SECTION 8.2      Effect of Termination.

           (a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to termination.

           (b) In the event of termination of this Agreement as provided in Section 8.1, the Escrow Agent shall, pursuant to the provisions of the Escrow Agreement, return the Purchase Price to the Purchaser and shall return the certificate(s) evidencing the Shares to the Seller.

     SECTION 8.3 Waiver. Either party to this Agreement may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; or
(iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                           ARTICLE IX

                      GENERAL PROVISIONS

     SECTION 9.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided however, that the Seller shall reimburse the Purchaser for the fees and disbursements of Purchaser's counsel actually incurred in connection with this Agreement and the transactions contemplated hereby up to an aggregate of $30,000 (including but not limited to such fees and disbursements of Purchaser's counsel incurred in connection with the Stock Purchase Agreement dated as of March 14, 1997 between the Seller and the Purchaser, which agreement was terminated by the parties pursuant to the Termination Agreement dated as of April 30, 1997).

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

          (a)  if to the Seller:

               InterCel, Inc.
               1239 O.G. Skinner Drive
               West Point, Georgia 31833
               Telecopy:  (706) 645-2329
               Attention:  Fred G. Astor, Jr.

               with a copy (which shall not constitute notice) to:

               Nelson Mullins Riley & Scarborough L.L.P.
               999 Peachtree Street, Suite 1400
               Atlanta, GA  30309
               Telecopy:  (404) 817-6050
               Attention: Glenn W. Sturm, Esq.

          (b)  if to the Purchaser:

               SCANA Communications, Inc.
               c/o SCANA Corporation
               1426 Main Street
               Columbia, South Carolina 29201
               Telecopy:  (803) 748-3336
               Attention:  Kevin Marsh

               with a copy to:

               SCANA Communications, Inc.
               c/o SCANA Corporation
               1426 Main Street
               Columbia, South Carolina 29201
               Telecopy:  (803) 748-3336
               Attention:  H. Thomas Arthur II, Esq.

     SECTION 9.3 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that with respect to any disclosure required by law or by a listing agreement with the National Association of Securities Dealers, Inc. Automated Quotation System National Market System or any national securities exchange to which the Purchaser or the Seller is a party, the party required to make such disclosure shall use its best efforts to consult with the other party as to the timing and contents of such disclosure and to obtain such consent prior to the time such disclosure is required to be made.
     SECTION 9.4 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the or interpretation of this Agreement.

     SECTION 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 9.6 Entire Agreement. This Agreement and the Escrow Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

     SECTION 9.7 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may, without the consent of the Seller, assign this Agreement prior to the Closing to SCANA Corporation or to a subsidiary controlled by SCANA Corporation, but no such assignment shall relieve the Purchaser of any of its obligations under this Agreement.

    SECTION 9.8 No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.9 Amendment. This Agreement may not be amended or modified except: (i) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser; or (ii) by a waiver in accordance with Section 8.3.

     SECTION 9.10 Governing Law. This Agreement shall be governed by the laws of the State of New York.

     SECTION 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the term hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.


                 [SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              INTERCEL, INC.


                              BY: ________________________________
                                  Name:
                                  Title:


                              SCANA COMMUNICATIONS, INC.


                              BY: ________________________________
                                  Name:
                                  Title:

                             ANNEX I

                   CERTIFICATE OF DESIGNATIONS
                         (See Attached)

                             ANNEX II

                       Registration Rights

     (a) The Purchaser shall have the right at any time after the Closing to make three requests, one of which may be a Shelf Request (as defined in paragraph (b) hereof) of the Seller in writing for registration under the Securities Act of shares of Common Stock into which Shares have been converted or are to be converted prior to the closing of the offering pursuant to such registration (the "Securities"): with respect to the first of any such request to register under the Securities Act at least $10 million in market value of Securities Beneficially Owned by the Purchaser (the shares subject to any such request hereunder being referred to as the "Subject Stock"), and with each subsequent such request being at least 6 months following the completion of the prior offering pursuant to a registration statement with respect to the Subject Stock which was effective until the earlier of the completion of such offering or three months. The Seller shall use all reasonable efforts to cause the Subject Stock to be registered under the Securities Act as soon as reasonably practicable after receipt of a request so as to permit promptly the sale thereof, and in connection therewith, the Seller shall prepare and file, on such appropriate form as the Seller in its discretion shall determine, a registration statement under the Securities Act to effect such registration. The Seller shall use all reasonable efforts to list all Subject Stock covered by such registration statement on any national securities exchange on which the Common Stock is then listed or to list such Subject Stock on the National Association of Securities Dealers, Inc. Automated Quotation System or National Market System. The Purchaser hereby undertakes to provide all such information and materials and take all such action as may be required in order to permit the Seller to comply with all applicable requirements of the Commission and to obtain any desired acceleration of the effective date of such registration statement. Any registration statement filed at the Purchaser's request hereunder will not count as a requested registration unless effectiveness is maintained until the earlier of completion of the offering or three months (other than in the case of a Shelf Registration, in which case effectiveness must be maintained for an aggregate of six months or until completion of the offering, whichever occurs first). Notwithstanding the foregoing, the Seller
(i) shall not be obligated to cause any special audit to be undertaken in connection with any such registration (provided that this provision shall not relieve the Seller of its obligation to obtain any required consents with respect to financial statements in prior periods) and (ii) shall be entitled to postpone for a reasonable period (not to exceed 90 days) of time the filing of any registration statement otherwise required to be prepared and filed by the Seller if the Seller is, at such time, either (A) conducting, or proposing to file with the Commission within 90 days a registration statement with respect to, an underwritten public offering for the account of the Seller of equity securities (or securities convertible into equity securities) or is subject to a contractual obligation not to engage in a public offering and is advised in writing by its managing underwriter or underwriters (with a copy to the Purchaser) that such offering would in its or their opinion be adversely affected by the registration so requested or (B) subject to an existing contractual obligation to its underwriters not to engage in a public offering. Notwithstanding any other provision of this Annex II, the Seller may postpone action under this Annex II for as long as it reasonably deems necessary (but no longer than 90 days) if the Seller determines, in its reasonable discretion, that effecting the registration at such time might (i) adversely affect a pending or contemplated financing, acquisition, disposition of assets or stock, merger or other significant transaction, or (ii) require the Seller to make public disclosure of information the public disclosure of which at such time the Seller in good faith believes could have a significant adverse effect upon the Seller.

     No securities, other than Purchaser's, may be registered on a registration statement requested by the Purchaser pursuant to the first paragraph of paragraph (a) of this Annex II without the Purchaser's express written consent, unless the amount of such securities is subject to reduction prior to any reduction in the number of securities originally requested by the Purchaser in the event the lead underwriter of the related offering believes that the success of such offering would be materially and adversely affected by inclusion of all the securities requested to be included therein.

     At any time after the Closing, if the Seller proposes to file a registration statement under the Securities Act with respect to an offering of its equity securities (i) for its own account (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the Commission) or (ii) for the account of any holders of its securities (including pursuant to a demand registration), then the Seller shall give written notice of such proposed filing to the Purchaser as soon as practicable (but in any event not less than 10 Business Days before the anticipated filing date), and such notice shall offer the Purchaser the opportunity to register such number of shares of Securities as the Purchaser requests. If the Purchaser wishes to register securities of the same class or series as the Seller or such holder, such registration shall be on the same terms and conditions as the registration of the Seller's or such holders' securities (a "Piggyback Registration"). Notwithstanding anything contained herein, if the lead underwriter of an offering involving a Piggyback Registration delivers a written opinion to the Seller that the success of such offering would be materially and adversely affected by inclusion of all the securities requested to be included, then the number of securities to be registered by the Purchaser shall be reduced prior to any reduction in the number of securities originally requested to be registered pursuant to clauses (i) and (ii) of the first sentence of this paragraph; provided, however, that the Seller must provide prompt written notice of such written opinion to the Purchaser. The Purchaser shall have the right at any time to convert its request for a Piggyback Registration into a requested registration pursuant to the first paragraph of paragraph (a) of this Annex II.

     (b) Upon the request of the Purchaser (the "Shelf Request"), the Seller shall:

          (i) as promptly as reasonably practicable, prepare and file pursuant to SEC Rule 415 on Form S-3 or such other form as Seller in its discretion shall determine with the SEC, and thereafter shall use all reasonable efforts to cause to be declared effective as promptly as reasonably practicable, a Shelf Registration Statement relating to the offer and sale of the Shares by the Purchaser from time to time in accordance with the methods of distribution elected by the Purchaser and set forth in the Shelf Registration Statement;

          (ii) use all reasonable efforts to keep the Shelf Registration Statement effective in order to permit the prospectus forming part thereof to be useable by the Purchaser for an aggregate period of six months, or for such shorter period that will terminate when all Shares covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding; and

          (iii) notwithstanding any other provisions hereof, use all reasonable efforts to ensure that (A) any Shelf Registration Statement and any amendments thereto and any prospectus forming part thereof and any supplement thereof complies in all material respects with the Securities Act and the rules and regulation thereunder, (B) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) any prospectus forming part of any Shelf Registration Statement, and any supplement to such prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

     (c) In connection with any offering of shares of Subject Stock registered pursuant to this Annex II, the Seller (i) shall furnish to the Purchaser such number of copies of any prospectus (including any preliminary prospectus) as it may reasonably request in order to effect the offering and sale of the Subject Stock to be offered and sold, but only while the Seller shall be required under the provisions hereof to cause the registration statement to remain current and (ii) take such action as shall be necessary to qualify the shares covered by such registration statement under such "blue sky" or other state securities laws for offer and sale as the Purchaser shall reasonably request; provided, however, that the Seller shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed. If applicable, the Seller shall enter into an

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underwriting agreement with a managing underwriter or underwriters selected by the Purchaser (reasonably satisfactory to the Seller) containing representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions; provided, however, that such underwriter or underwriters shall agree to use their best efforts to ensure that the offering results in a distribution of the Subject Stock sold in accordance with the terms of this Agreement. In connection with any offering of Subject Stock registered pursuant to this Annex II, the Seller shall (x) furnish to the underwriter, at the Seller's expense, unlegended certificates representing ownership of the Subject Stock being sold in such denominations as reasonably requested and (y) instruct any transfer agent and registrar of the Subject Stock to release any stop transfer orders with respect to such Subject Stock. If Purchaser enters into an underwriting agreement with respect to the Subject Stock, Purchaser's representations, warranties and indemnities contained therein shall be made severally rather than jointly with the Company or any other selling stockholder and shall be limited to (i) Purchaser's ownership of the Subject Stock, (ii) Purchaser's authority to enter into the underwriting agreement and related matters, (iii) any information provided by Purchaser for inclusion in the registration statement, and (iv) such other matters as are at the time of such underwriting customarily included in underwriting agreements with the Managing Underwriter relating to sales of common stock by a selling shareholder where the failure by the Purchaser to make such representations, warranties or indemnities causes the Managing Underwriter to refuse to conduct or complete the offering. In the event an offering of Subject Stock fails to close due to the Purchaser's unwillingness, inability or other failure to comply with clause (iv) of the immediately preceding sentence, then Purchaser agrees that the Seller shall be deemed to have satisfied all of its obligations to conduct the related offering of such Subject Stock, shall be excused from any failure of any obligation of Seller with respect thereto and shall not be liable for the failure of such offering of such Subject Stock to close. Upon any registration becoming effective pursuant to this Annex II (other than a Shelf Registration Statement), the Seller shall use all reasonable efforts to keep such registration statement current for such period as shall be required for the disposition of all of said Subject Stock; provided, however, that such period need not exceed three months.

     (d) The Purchaser shall pay all underwriting discounts and commissions related to shares of Subject Stock being sold by the Purchaser and the fees and disbursements of counsel and other advisors to the Purchaser. All other fees and expenses in connection with the first requested registration pursuant to the first paragraph of paragraph (a) (which may be the Shelf Request, if any) of this Annex II, including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or "blue sky" laws, fees and disbursements of the Seller's counsel and accountants (including the expenses of "cold


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comfort" letters required by or incident to such performance and compliance) and any fees and disbursements of underwriters customarily paid by issuers in secondary offerings, shall be paid by the Seller, and all such other fees and expenses in connection with the second and third requested registration pursuant to this Annex II shall be borne equally by the Purchaser and the Seller; provided, however, that in the event the Purchaser fails to convert Shares into Common Stock prior to any such offering, such that such offering is not able to be completed, the Purchaser shall pay all such other fees and expenses.

     (e) In the case of any offering registered pursuant to this Annex II. the Seller agrees to indemnify and hold the Purchaser, each underwriter of Securities under such registration and each person who controls any of the foregoing within the meaning of
Section 15 of the Securities Act and the directors and officers of the Purchaser, harmless against any and all losses, claims, damages, liabilities or action to which they or any of them may become subject under the Securities Act or any other statute or common law or otherwise, and to reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus (as amended or supplemented if the Seller shall have filed with the Commission any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented if the Seller shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this paragraph (e) shall not apply to such losses, claims, damages, liabilities or actions which shall arise from the sale of Subject Stock by the Purchaser if such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, (x) made in reliance upon and in conformity with information furnished in writing to the Seller by the Purchaser or any such underwriter specifically for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto or (y) made in any preliminary prospectus, and the prospectus contained in the registration statement in the form filed by the Seller with the Commission


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pursuant to Rule 424(b) under the Securities Act shall have corrected such statement or omission and a copy of such prospectus shall not have been sent or given to such person at or prior to the confirmation of such sale to him.

     (f) In the case of each offering registered pursuant to this Annex II, the Purchaser and each underwriter participating therein shall agree, in the same manner and to the same extent as set forth in paragraph (e) of this Annex II, severally to indemnify and hold harmless the Seller and each person, if any, who controls the Seller within the meaning of Section 15 of the Securities Act, and the directors and officers of the Seller, and in the case of each such underwriter, the Purchaser, each person, if any, who controls the Purchaser within the meaning of the Securities Act and the directors, officers and partners of the Purchaser, with respect to any statement in or omission from such registration statement or any preliminary prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Seller by the Purchaser or such underwriter specifically for use in connection with the preparation of such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

      (g) Each party indemnified under paragraph (e) or (f) of this Annex II shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party to so notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (e) or (f) of this Annex II, unless the indemnifying party was prejudiced by such omission, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (e) or (f) of this Annex II for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute

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discretion, for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel, in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. No such third party claim may be settled by the indemnifying party or the indemnified party without the prior written consent of the other, which consent shall not be unreasonably withheld.

     (h) If the indemnification provided for under paragraph (e) or (f) shall for any reason be held by a court to be unavailable to an indemnified party under paragraph (e) or (f) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under paragraph (e) or (f) hereof, the indemnified party and the indemnifying party under paragraph (e) or (f) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Seller and the prospective seller of Securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Seller and such prospective seller from the offering of the securities covered by such registration statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

     (i) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable losses which may be recovered from an indemnifying party arising out of or resulting from the causes enumerated in paragraph (e) or (f) shall be an amount equal to the Purchase Price.

     (j) Capitalized terms not defined in this Annex shall have the meanings set forth in the Agreement.

     (k) Any successor to the Seller (whether by merger, consolidation, sale of assets, assignment or otherwise) shall expressly assume in writing the Seller's obligations hereunder.

                           ANNEX III

               ADDITIONAL REPRESENTATIONS AND WARRANTIES
                         (See Attached)

                            ANNEX IV

               AMENDMENT TO CERTIFICATE OF DESIGNATIONS
                         (See Attached)




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